Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Rick Filippelli, President and CEO	Donald C. Weinberger/Alisa Steinberg (media)
TeamStaff, Inc.	Wolfe Axelrod Weinberger Associates, LLC
300 Atrium Drive	212-370-4500
Somerset, NJ 08873	don@wolfeaxelrod.com
732-748-1700	alisa@wolfeaxelrod.com

TeamStaff Receives NASDAQ Deficiency Notice

Related to Minimum Bid Price

Atlanta, Georgia – July 12, 2007 - TeamStaff, Inc. (NASDAQ: TSTF) a national provider of healthcare and administrative staffing services, today announced that on July 6, 2007 it received a NASDAQ Staff Deficiency Letter from The NASDAQ Stock Market.  The letter states that for the last 30 consecutive business days, the closing bid price per share of the Company’s common stock has been below the $1.00 minimum per share requirement for continued listing as set forth in NASDAQ Marketplace Rule 4450(a)(5).  The letter has no effect on the listing of the Company’s common stock at this time.

Pursuant to NASDAQ Marketplace Rule 4450(e)(2), the Company has been provided an initial period of 180 calendar days, or until January 2, 2008, to regain compliance. The letter states the NASDAQ staff will provide written notification that the Company has achieved compliance with Rule 4450(a)(5) if at any time before January 2, 2008, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, although the letter also states that the NASDAQ staff has the discretion to require compliance for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, under certain circumstances.

In the event that we were to receive notice that our common stock will be delisted, NASDAQ rules permit us to appeal any delisting determination by the NASDAQ staff to a NASDAQ Listings Qualifications Panel. In addition, in the event that such a delisting determination was based solely on non-compliance with the minimum bid price rule, we may be permitted to transfer the listing of our common stock to the NASDAQ Capital Market if we satisfy all criteria for initial inclusion on such market other than compliance with the minimum bid price requirement. In the event of such a transfer, the NASDAQ Marketplace Rules provide that we would be granted an additional 180 calendar days to comply with the minimum bid price rule while on the NASDAQ Capital Market.

The Company’s management and Board of Directors are considering alternatives to address compliance with the continued listing standards of The NASDAQ Stock Market.

About TeamStaff, Inc.

Headquartered in Atlanta, Georgia, TeamStaff serves clients and their employees throughout the United States as a full-service provider of medical and administrative staffing. TeamStaff is a leading provider of nursing and allied healthcare professionals and operates through three medical staffing units. TeamStaff’s RS Staffing subsidiary specializes in providing medical and office administration/technical professionals through nationwide schedule contracts with both the General Services Administration and Veterans Affairs. The TeamStaff Rx subsidiary operates throughout the US and specializes in the supply of allied medical employees and nurses, especially “travel” staff (typically 13 week assignments). TeamStaff’s Nursing Innovations unit provides travel nursing, per diem nursing, temporary-to-permanent nursing and permanent nursing placement services. For more information, visit the TeamStaff web site at www.teamstaff.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains “forward-looking statements” as defined by the Federal Securities Laws. Statements in this press release regarding TeamStaff, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. TeamStaff’s actual results could differ materially from those described in such forward-looking statements as a result of certain risk factors and uncertainties, including but not limited to: our ability to recruit and retain qualified temporary and permanent healthcare professionals and administrative staff upon acceptable terms; our ability to enter into contracts with hospitals, healthcare facility clients, affiliated healthcare networks, physician practice groups, government agencies and other customers on terms acceptable to us and to secure orders related to those contracts; changes in the timing of customer orders for placement of temporary and permanent healthcare professionals and administrative staff; the overall level of demand for our services; our ability to successfully implement our strategic growth, acquisition and integration strategies; the effect of existing or future government legislation and regulation; the loss of key officers and management personnel that could adversely affect our ability to remain competitive; other regulatory and tax developments; and the effect of other important factors disclosed previously and from time-to-time in TeamStaff’s filings with the U.S. Securities Exchange Commission. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year. The information in this release should be considered accurate only as of the date of the release. TeamStaff expressly disclaims any current intention to update any forecasts, estimates or other forward-looking statements contained in this press release.